UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
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☑    Preliminary Proxy Statement
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☐   Definitive Proxy Statement
☐   Definitive Additional Materials
☐   Soliciting Material Pursuant to §240.14a-12
SMART MODULAR TECHNOLOGIES (WWH), INC.

(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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SMART MODULAR TECHNOLOGIES (WWH), INC.
39870 Eureka Drive
Newark, California 94560
August [ ], 2009
To our shareholders:
     On behalf of the board of directors and management, I cordially invite you to attend the Special Meeting of Shareholders of SMART Modular Technologies (WWH), Inc. The special meeting will be held on Tuesday, August 25, 2009 at 10:00 a.m. (PDT), at our corporate headquarters, located at 39870 Eureka Drive, Newark, California 94560.
     We describe in detail the actions we expect to take at the special meeting in the attached Notice of Special Meeting of Shareholders and proxy statement.
     Please use this opportunity to take part in our affairs by voting on the business to come before this meeting. Whether or not you plan to attend this meeting, please complete, sign, date and return the accompanying proxy in the enclosed postage-paid envelope. See “How to Vote” in the proxy statement for more details. Returning the proxy does NOT deprive you of your right to attend this meeting and to vote your shares in person for the matters acted upon at this meeting.
     We look forward to seeing you at the special meeting.

Sincerely,
/s/ Iain MacKenzie
Iain MacKenzie
President and Chief Executive Officer

     The proxy statement and accompanying proxy card are first being mailed to shareholders on or about August [ ], 2009. The proxy statement is available at www.edocumentview.com/smod.

SMART MODULAR TECHNOLOGIES (WWH), INC.
39870 Eureka Drive
Newark, California 94560
NOTICE OF SPECIAL MEETING OF SHAREHOLDERS OF
SMART MODULAR TECHNOLOGIES (WWH), INC.

Date:	August 25, 2009

Time:	Doors open at 9:30 a.m. (PDT)
Meeting begins at 10:00 a.m. (PDT)

Place:	SMART Modular Technologies (WWH), Inc.
39870 Eureka Drive
Newark, California 94560

Purposes:	• Approve the option exchange program for employees (excluding named executive officers and directors)

• Conduct other business that may properly come before the special meeting or any adjournment or postponement thereof

Who Can Vote:	July 15, 2009 is the record date for voting. Only shareholders of record at the close of business on that date may vote at the special meeting or any adjournment or postponement thereof. Any shareholder entitled to attend and vote at the special meeting is entitled to appoint a proxy to attend and vote on such shareholder’s behalf. A proxy does not need to be a shareholder of SMART Modular Technologies (WWH), Inc.

A proxy statement and proxy card solicited by the board of directors are enclosed herewith. Whether or not you expect to attend the meeting, please complete, sign, date, and promptly return the enclosed proxy card in the postage-prepaid envelope we have provided. You may change your vote and revoke your proxy at any time before the polls close at the meeting by following the procedures described in the accompanying proxy statement.
Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on August 25, 2009: the Proxy Statement for the Special Meeting of Shareholders is available at www.edocumentview.com/smod.

Sincerely,
/s/ Ann T. Nguyen
Ann T. Nguyen
General Counsel and Corporate Secretary

Newark, California
August [ ], 2009

YOUR VOTE IS IMPORTANT
Please complete, sign and date the enclosed proxy card and return it promptly in the enclosed envelope or use the instructions on your proxy card to use telephone or internet voting to vote your shares, so that your shares will be represented whether or not you attend the special meeting.

SMART MODULAR TECHNOLOGIES (WWH), INC.
SPECIAL MEETING OF SHAREHOLDERS
NOTICE OF SPECIAL MEETING AND PROXY STATEMENT

-i-

SMART MODULAR TECHNOLOGIES (WWH), INC.
39870 Eureka Drive
Newark, California 94560
PROXY STATEMENT
dated August [ ], 2009
FOR SPECIAL MEETING OF SHAREHOLDERS
to be held August 25, 2009
INFORMATION CONCERNING SOLICITATION AND VOTING
     Your vote is very important. For this reason our board of directors is requesting that you permit your ordinary shares to be represented at our Special Meeting of Shareholders by the proxies named on the enclosed proxy card. This proxy statement contains important information for you to consider in deciding how to vote on the matters brought before the meeting.
General Information
     The board of directors of SMART Modular Technologies (WWH), Inc., referred to in this proxy statement as “SMART”, “the Company” or “we”, is soliciting the enclosed proxy for use at our Special Meeting of Shareholders to be held August 25, 2009 at 10:00 a.m. (PDT) or at any adjournment or postponement thereof for the purposes set forth in this proxy statement. Our special meeting will be held at our corporate headquarters located at 39870 Eureka Drive, Newark, California 94560.
     This proxy statement and the enclosed proxy card will be mailed on or about August [ ], 2009 to all shareholders entitled to vote at the meeting.
Who May Vote at Our Special Meeting
     All holders of our ordinary shares, as reflected in our records at the close of business on July 15, 2009, the record date for voting, may vote at the meeting.
     Each ordinary share that you owned on the record date entitles you to one vote on each matter properly brought before the meeting. As of the record date, there were issued and outstanding 61,877,950 ordinary shares.
Holding Shares as a Beneficial Owner (or in Street Name)
     Many shareholders are considered the “beneficial owners” of their shares, that is, they hold their shares through a broker, bank or nominee rather than directly in their own names. As summarized below, there are some distinctions between shares held of record and those owned beneficially or in “street name.”
     Shareholder of Record. If your shares are registered directly in your name with our transfer agent, you are considered the shareholder of record with respect to those shares. If you are a shareholder of record, we are sending these proxy materials directly to you. As our shareholder of record, you have the right to grant your voting proxy directly to us or to vote in person at the special meeting. We have enclosed a proxy card for your vote.
     Beneficial Owner. If your shares are held in a stock brokerage account or by a bank or nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker, bank, or nominee (who is considered the shareholder of record with respect to those shares). As the beneficial owner, you have the right to direct your broker, bank, or nominee how to vote if you follow the instructions you receive from your broker, bank, or nominee. You are also invited to attend the special meeting. However, since you are not the shareholder of record, you may not vote these shares in person at the special meeting unless you bring to the meeting a proxy properly executed by your broker, bank or nominee in your favor.
How to Vote
     You may vote in person at the meeting or by proxy. All valid proxies properly executed and received by us prior to or at the meeting will be voted in accordance with the instructions they contain. We recommend that you vote by proxy even if you plan to attend the meeting. You may change your vote at the meeting even if you have previously submitted a proxy.
How Proxies Work
     This proxy statement is furnished in connection with the solicitation of proxies by our board of directors for use at the special meeting and at any adjournment or postponement of that meeting. If you give us your proxy, you authorize us to vote your shares at the meeting in the manner you direct. You may vote for or against the proposal to approve the option exchange program, or you may abstain from voting. Under Cayman Islands law, holders of our ordinary shares do not have appraisal rights with respect to matters to be voted on at the special meeting.
     If you give us your proxy, but do not specify how your shares shall be voted on a particular matter, your shares will be voted:
•	FOR the approval of the option exchange program; and

•	with respect to any other matter that may come before the special meeting, as recommended by our board of directors or otherwise in the proxies’ discretion.
     If you hold your shares in street name, your broker, bank or nominee will include a voting instruction card with this proxy statement. You should vote your shares by following the instructions provided on the voting instruction card.
Changing Your Vote
     You have the right to revoke your previously submitted proxy at any time before the special meeting.
     If you are a shareholder of record, you may revoke your proxy before it is voted by:
•	submitting a new proxy with a date later than the date of your previously submitted proxy;

•	notifying our Corporate Secretary in writing before the meeting that you wish to revoke your previously submitted proxy; or

•	voting in person at the meeting.
     If you are a beneficial owner and your shares are held in the name of your broker, bank or nominee and you wish to revoke your previously submitted proxy, you should follow the instructions provided to you by your broker, bank or nominee. You may also revoke your proxy by voting in person at the meeting, provided you comply with the requirements indicated below.
Attending in Person
     Any shareholder of record may vote in person. All meeting attendees will be required to present a valid, government-issued photo identification, such as a driver’s license or passport, in order to enter the meeting.
     If you are a beneficial owner and your shares are held in the name of your broker, bank or nominee, you must bring to the meeting a proxy properly executed by your broker, bank or nominee in your favor.

Votes Needed to Hold the Meeting and Approve Proposals
          In order to carry on the business of the special meeting, shareholders entitled to cast not less than 1/3 of the total votes entitled to be cast at a meeting of shareholders must be represented at the meeting, either in person or by proxy. All votes will be tabulated by the inspector of election appointed for the special meeting, who will separately tabulate affirmative and negative votes, abstentions and broker “non-votes.” Only votes cast “for” the option exchange proposal constitute affirmative votes. A properly executed proxy marked “abstain” will not be voted, although it will be counted for purposes of determining whether there is a quorum. Since abstentions will not be votes cast for the option exchange proposal, they will have the same effect as negative votes or votes against that proposal. Broker non-votes are also counted for the purpose of determining the presence of a quorum. Broker non-votes occur when shares held by a broker on behalf of a beneficial owner are not voted with respect to a particular proposal, which generally occurs when the broker has not received voting instructions from the beneficial owner and lacks the discretionary authority to vote the shares itself. Our proposal regarding the option exchange program is considered a non-routine matter; therefore, if you do not otherwise instruct your broker, bank or other nominee, the broker, bank or nominee will not be permitted to vote your shares.
          The affirmative vote of the holders of a majority of the ordinary shares present in person or represented by proxy and entitled to vote on the item will be required to approve the option exchange program. Approval of any other matter properly submitted to the shareholders at the special meeting generally will require the affirmative vote of the holders of a majority of the ordinary shares present in person or represented by proxy and entitled to vote on that matter.
          TPG Capital, L.P. or TPG, Francisco Partners, and Shah Capital Partners, holders of approximately 36.3% of our ordinary shares as of July 15, 2009, have informed us that they intend to vote all of their shares for the approval of the option exchange program for employees (excluding named executive officers and directors).
Cost of Proxy Solicitation
          We will pay the cost of this proxy solicitation. Some of our employees may also solicit proxies, without any additional compensation. We may also reimburse brokerage firms, banks and nominees for their expenses in forwarding proxy materials to their customers who are beneficial owners of our ordinary shares and obtaining their voting instructions.
Deadline for Receipt of Shareholder Proposals for the 2010 Annual Meeting
          If you wish to submit a proposal for inclusion in the proxy statement for our 2010 annual meeting of shareholders, you must follow the procedures outlined in Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and we must receive your proposal at the address below no later than August 12, 2009.
          If you do not use the mechanism provided in Rule 14a-8 of the Exchange Act when submitting proposals for inclusion in the proxy statement for our 2010 annual meeting of shareholders, we must receive your written proposal no later than November 4, 2009.
Contacting Us
          If you have questions or would like more information about the special meeting, you can contact us in either of the following ways:

• By telephone: (510) 623-1231	• By writing:	Ann T. Nguyen
General Counsel and Corporate Secretary
SMART Modular Technologies (WWH), Inc.
39870 Eureka Drive
Newark, CA 94560

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
     The following table sets forth certain information regarding the beneficial ownership of our ordinary shares by (1) each person known by us to be the beneficial owner of 5% or more of the outstanding ordinary shares, (2) each of our Section 16 executive officers, including named executive officers in our Definitive Proxy Statement, filed with the Securities and Exchange Commission (“SEC”) on December 19, 2008, relating to our annual meeting of shareholders, (3) each of our directors, and (4) all of our named executive officers and directors as a group.
     Percentage of ownership is based on 61,877,950 ordinary shares outstanding as of July 15, 2009. Beneficial ownership, which excludes unvested performance-based restricted stock units, is calculated based on the SEC requirements. These requirements treat as outstanding all ordinary shares that a person would receive upon exercise of options or warrants held by that person that are immediately exercisable or exercisable within 60 days of July 15, 2009. Shares issuable pursuant to options and warrants exercisable within 60 days are deemed outstanding and held by the holder of such options or warrants for computing the percentage of the person holding such options or warrants, but are not deemed outstanding for computing the percentage of any other person.
     Other than as specifically noted below, the address of each of the named entities or individuals is c/o: SMART Modular Technologies (WWH), Inc., 39870 Eureka Drive, Newark, California 94560.

	Shares Beneficially Owned
	Number	Percentage
Name and Address of Beneficial Owner

Greater than 5% Shareholders and Section 13(g) Filers (1):

TPG Advisors III, Inc. (2)(5)	2,580,950	4.2%
301 Commerce St., Ste. 3300 Fort Worth, TX 76102
TPG Advisors IV, Inc. (3)(5)	3,959,395	6.4%
301 Commerce St., Ste. 3300 Fort Worth, TX 76102
T3 Advisors II, Inc. (4)(5)	3,270,168	5.3%
301 Commerce St., Ste. 3300 Fort Worth, TX 76102
Francisco Partners GP, LLC (6)	8,296,206	13.4%
One Letterman Drive Building C — Suite 410 San Francisco, CA 94129
Francisco Partners Management, LLC (7)	14,307	*
c/o Francisco Partners GP, LLC One Letterman Drive Building C — Suite 410 San Francisco, CA 94129
Shah Capital Partners, L.P. (8a)	4,313,429	7.0%
4800 Great America Parkway, Suite 400 Santa Clara, CA 95054
Patel Family Partners, L.P. (9a)	404,287	*
WestRiver Capital, L.L.C. (10)	187,541	*
3720 Carillon Point Kirkland, WA 98033
AIM Trimark Investments	9,779,047	15.8%**
5140 Yonge Street, Suite 900 Toronto, Ontario M2N 6X7
Fidelity Management and Research Company	6,060,200	9.8%**
82 Devonshire Street Boston, MA 02109

	Shares Beneficially Owned
	Number	Percentage
Named Executive Officers and Directors:

Iain MacKenzie (11)	1,242,619	2.0%
Barry Zwarenstein (12)	4,583	*
Alan Marten (13)	504,228	*
Wayne Eisenberg (14)	343,565	*
John (Jack) H. Moyer (15)	72,083	*
Eugene Frantz (16)	—	—
Dennis McKenna (17)	—	—
Harry W. (Webb) McKinney (18)	34,999	*
Dr. C.S. Park (19)	53,833	*
Mukesh Patel (9b)	404,287	*
Ajay Shah (8b)	4,313,429	7.0%
Clifton Thomas Weatherford (20)	75,833	*
All Named Executive Officers and Directors as a group (12 persons)	2,327,160	3.8%

*	Indicates less than 1%.

**	Represents ordinary shares held as of June 30, 2009.

(1)	Ordinary shares beneficially owned by parties to a shareholders’ agreement, which is further described under the section entitled “Certain Relationships and Related Party Transactions” in our in our Definitive Proxy Statement, filed with the SEC on December 19, 2008, relating to our annual meeting of shareholders.

(2)	Represents 2,580,950 ordinary shares held by TPG III SM, LLC.

(3)	Represents 3,959,395 ordinary shares held by TPG IV SM, LLC.

(4)	Represents 3,270,168 ordinary shares held by T3 II SM, LLC.

(5)	TPG III SM, LLC is indirectly controlled by TPG Advisors III, Inc.; TPG IV SM, LLC is indirectly controlled by TPG Advisors IV, Inc.; and T3 II SM, LLC is indirectly controlled by T3 Advisors II, Inc. (collectively, TPG Advisors). David Bonderman and James G. Coulter are directors, officers and the sole shareholders of TPG Advisors. Mr. Bonderman and Mr. Coulter, by virtue of their positions with TPG Advisors, may be deemed to have investment powers and beneficial ownership with respect to the equity securities held by the foregoing entities.

(6)	Represents 8,255,552 ordinary shares held by Francisco Partners, L.P. and 40,654 ordinary shares held by Francisco Partners Fund A, L.P. Voting and investment power belongs to a group of managing directors of Francisco Partners GP, LLC who are employees of Francisco Partners Management, LLC. Francisco Partners GP, LLC’s managing directors include David Stanton, Benjamin Ball, Dipanjan Deb, Neil Garfinkel, Keith Geeslin, David Golob, Ezra Perlman, and Sanford Robertson. The voting and investment power belongs to a group and not to any individual managing director. Each of these managing directors disclaims beneficial ownership of the securities held by the foregoing entities.

(7)	Represents 14,307 ordinary shares held by Francisco Annual Fund Investors, L.L.C. Voting and investment power belongs to a group of managing directors of Francisco Partners Management, LLC who are employees of Francisco Partners Management, LLC. Francisco Partners Management, LLC’s managing directors include David Stanton, Benjamin Ball, Dipanjan Deb, Neil Garfinkel, Keith Geeslin, David Golob, Ezra Perlman, and Sanford Robertson. The voting and investment power belongs to a group and not to any individual managing director. Each of these managing directors disclaims beneficial ownership of the securities held by the foregoing entities.

(8a)	Ajay Shah holds ultimate management power over Shah Capital Partners, L.P., which gives him investment power over the securities held by such entity. Mr. Shah disclaims beneficial ownership of such securities.

(8b)	Represents ordinary shares beneficially owned by Shah Capital Partners, L.P.

(9a)	Mukesh Patel and Harsha Patel are the general partners of Patel Family Partners, L.P. and have voting and investment power over the securities held by such entity.

(9b)	Represents ordinary shares held by Patel Family Partners, L.P.

(10)	Erik Anderson is the sole member of WestRiver Management, LLC (WestRiver Management), which is the managing member of WestRiver Capital. The investment power of WestRiver Capital belongs to a committee consisting of Mr. Anderson and Gary Brinson, who is the only other member of WestRiver Capital. By virtue of their positions with WestRiver Capital, each of Mr. Anderson, Mr. Brinson and WestRiver Management may be deemed to have investment power and beneficial ownership with respect to the securities held by WestRiver Capital, and each disclaims beneficial ownership of such securities.

(11)	Includes 920,903 ordinary shares that may be acquired upon the exercise of options exercisable within 60 days after July 15, 2009, of which 120,000 exercisable options are held by family trusts Mr. MacKenzie has no voting or investment power over one trust containing 60,000 exercisable options established for the benefit of his wife, and he disclaims beneficial ownership of such options and the underlying shares.

(12)	Includes 4,583 shares that may be acquired upon the exercise of options exercisable within 60 days after July 15, 2009.

(13)	Includes 298,842 ordinary shares that may be acquired upon the exercise of options exercisable within 60 days after July 15, 2009.

(14)	Includes 314,221 ordinary shares that may be acquired upon the exercise of options exercisable within 60 days after July 15, 2009.

(15)	Includes 62,083 ordinary shares that may be acquired upon the exercise of options exercisable within 60 days after July 15, 2009

(16)	Individual serves as a representative of shareholders, TPG Advisors III, Inc., TPG Advisors IV, Inc., and T3 Advisors II, Inc. Mr. Frantz disclaims beneficial ownership of the securities held by the foregoing entities.

(17)	Includes 0 ordinary shares that may be acquired upon the exercise of options exercisable within 60 days after July 15, 2009.

(18)	Includes 34,999 ordinary shares that may be acquired upon the exercise of options exercisable within 60 days after July 15, 2009.

(19)	Includes 53,833 ordinary shares that may be acquired upon the exercise of options exercisable within 60 days after July 15, 2009.

(20)	Includes 75,833 ordinary shares that may be acquired upon the exercise of options exercisable within 60 days after July 15, 2009.

PROPOSAL: APPROVAL OF THE OPTION EXCHANGE PROGRAM
FOR EMPLOYEES (EXCLUDING NAMED EXECUTIVE OFFICERS AND DIRECTORS)
     Our board of directors has determined that it would be in the best interests of SMART and its shareholders to implement a stock option exchange program, as described in detail below, subject to shareholder approval. Under our proposed value-for-value stock option exchange offer, certain underwater stock options held by employees, excluding named executive officers (“NEOs”) and members of our board of directors, may be exchanged for a lesser number of new replacement stock options (based on the exchange ratios described below). The replacement stock options, which would be granted under our Amended and Restated Stock Incentive Plan (the “Plan”), would have an exercise price equal to the fair market value of our ordinary shares on the first business day following the expiration of the offer. A stock option is “underwater” if its exercise price is above the market price of the underlying shares. The proposed exchange ratios are intended to make the option exchange substantially cost-neutral with respect to stock-based compensation expense.
     The board of directors believes the option exchange program would enhance long-term shareholder value by improving our ability to incentivize and retain our non-executive employees. In addition, the board of directors believes the option exchange program would decrease the potential dilutive impact of the underwater stock options, or “overhang,” by reducing the number of shares subject to outstanding options that provide no meaningful retention or incentive value to our employees relative to the total number of shares of our ordinary shares outstanding. The board of directors also believes the option exchange program would recapture value for compensation expense already being incurred.
Summary of Material Terms of Stock Option Exchange
     Eligible Employees. The exchange offer will be open to eligible employees of SMART and its domestic and foreign subsidiaries.
     Named Executive Officers and Directors Ineligible. Our current NEOs and directors, who are listed in the table below, will not be eligible to participate.

Name	Title
Iain MacKenzie	President, Chief Executive Officer, and Director
Barry Zwarenstein	Senior Vice President and Chief Financial Officer
Alan Marten	Senior Vice President and General Manager, Memory Business Unit
Wayne Eisenberg	Vice President, Worldwide Sales
John (Jack) H. Moyer	Vice President, Human Resources
Ajay Shah	Chairman of the Board
Eugene Frantz	Director
Dennis McKenna	Director
Harry W. (Webb) McKinney	Director
Dr. Chong Sup Park	Director
Mukesh Patel	Director
Clifton Thomas Weatherford	Director
     NEOs and directors no longer serving our company will also be ineligible to participate.
     Eligible Options. Stock options eligible for the exchange offer will be vested or unvested options having an exercise price per share greater than $4.00. The 52-week high bid quotation for our ordinary shares as reported by the NASDAQ Global Select Market was $[     ] as of August [   ], 2009 (the filing date of this proxy statement). In no event will we include outstanding options with exercise prices that are equal to or below the 52-week high as of the date the exchange offer commences. Only long-term, underwater options with a grant date at least 12 months before August 6, 2009 are eligible for exchange. This approach seeks to remove stock options with intrinsic value in the recent past from being eligible for exchange, as they would be considered more likely to have intrinsic value in the near future. As of July 15, 2009, there are options with approximately 3.5 million underlying shares eligible and subject to exchange. The number of stock options subject to a replacement stock option will depend on the exercise price of the surrendered option, as shown in the table below under “Terms of Exchange Offer.”

     Exercise Price and Vesting of Replacement Stock Options. The replacement stock options will have an exercise price equal to the fair market value of our ordinary shares on the grant date of the replacement stock options. We do not know what the exercise price of those options will be because the exercise price is based on the closing price of our ordinary shares on the NASDAQ Global Select Market on the grant date, which will be the first business day following the expiration of the exchange offer. To create retentive value, the replacement stock options will be subject to a new vesting schedule starting on the grant date of the replacement stock options, with monthly vesting over the following two years. The new vesting period will apply even if the exchanged options were fully vested on the date of the exchange.
     Shareholder Approval. If we obtain an affirmative vote of a majority of the ordinary shares present at the special meeting and entitled to vote on this proposal, the board of directors intends to commence the exchange offer promptly following the special meeting. We are asking you to approve this proposal, although under our articles of association, your approval is not required.
Reasons for the Exchange Offer
     SMART has granted stock options to a significant portion of its employees consistent with the view that long-term compensation should align employees’ interests with the interests of shareholders. While employees’ compensation packages include a number of different components, we believe equity compensation is one of the key components as it encourages employees to work toward our success and provides a means by which employees benefit from increasing our stock price. We also believe that equity compensation plays a vital role in the motivation, retention, and recruitment of employees.
     Background. Starting in 2007, dynamic random access memory (“DRAM”) prices steadily eroded as the result of worldwide overcapacity. This downturn was exacerbated by poor macro-economic conditions that persisted through our third quarter of fiscal 2009. The erosion of DRAM prices and reduced demand in the global market for semiconductor memory products and other computer-related components, including our products, led to significant declines in our net sales and profitability, both of which have negatively affected our company and the price of our ordinary shares. In addition, our current and prospective customers continued to seek lower cost alternatives by migrating toward industry-standard memory products, away from our higher cost / higher margin custom products. We also faced competition from semiconductor manufacturers, which more recently captured a small portion of our market share of memory products by aggressively pricing their products. With respect to our non-DRAM products, our growth and diversification strategy included expanding our presence in each of the highly competitive embedded computing and TFT-LCD markets. In doing so, we encountered a number of challenges as existing manufacturers introduced new products and process technologies, new manufacturers entered the market, industry-wide production capacity increased, and competitors aggressively priced products in an effort to increase market share. These unfavorable conditions, together with macro-economic conditions that have affected companies in almost all sectors of the economy (including our competitors), were beyond the control of management.
      Management has proactively taken steps to improve the company’s future financial performance by initiating several measures to reduce various costs and expenses as part of several restructurings and other steps. During the fourth quarter of fiscal 2008, we initiated a restructuring plan, which we refer to as the FY08 Plan, to reduce operating expenses and improve cash flows by consolidating certain operations in Asia and the Caribbean. During the second quarter of fiscal 2009, we initiated another restructuring plan, which we refer to as the FY09 Plan, to reduce further our global workforce in order to improve our cost structure in the continued uncertain economic environment. In a further effort to reduce cost in the third quarter of fiscal 2009, we initiated a third restructuring plan to reduce our global workforce, which plan is now included in the FY09 Plan. All exit costs related to the FY08 Plan have been paid as of May 29, 2009, which is the end of our third fiscal quarter. We expect ongoing annual savings of approximately $11.4 million related to the FY08 Plan and approximately $8.0 to $9.0 million related to the FY09 Plan. Additional steps we took in the third quarter of fiscal 2009 included reducing cash compensation affecting almost all of our employees (including NEOs) and directors, freezing salaries of other employees, and suspending our 401(k) matching program.
     While we continue to execute an aggressive strategy to emerge from the downturn, we are concerned that the strain from these activities could adversely impact the morale and retention of our employees. During this downturn, the price of our ordinary shares, as well as the stock prices of several other public companies in our industry, has been significantly impacted, which has contributed to approximately 76% of our outstanding stock options being underwater as of July 15, 2009.
     We believe variable compensation tied to performance is an important part of our pay-for-performance philosophy. Stock options, as a form of variable compensation, only have value if our stock price increases and exceeds the exercise price, which is set to our stock price on the date of grant.

     We believe that these underwater options provide little motivational or retention value for our existing employees. Since most of our stock options are significantly underwater, our employees perceive an important component of their compensation as having little or no value. In addition to the impact on retention, we believe that replacement stock options with the opportunity for future value growth will provide incentive for employees to help improve our stock price.
     When considering how best to retain and provide incentives to our employees holding underwater options, we considered several alternatives, including establishing a special cash incentive compensation plan and/or granting additional options or other equity awards. However, increasing cash compensation would substantially increase our compensation expenses and reduce our cash flow from operations. In addition, we want to emphasize short-term and long-term incentives instead of implementing a fixed cash-only retention program that we believe would only help short-term concerns. Finally, granting additional stock options at current market prices or restricted stock units to provide comparable retention and motivation incentives to those provided in the proposed option exchange program would substantially increase our overhang and potentially dilute the holdings of our shareholders.
     We believe that the timing of our option exchange program is particularly critical now because (i) most of our employees have been affected over a sustained period of time by a pay reduction while others have had their salaries frozen, (ii) employees have not benefited from our cash incentive program in recent years as a result of the adverse conditions in the industry in which we compete, (iii) other employee benefits have been reduced, and (iv) underwater stock options provide little or no value to our current employees. These circumstances have impacted employee morale, motivation and/or retention, all of which may increase significantly if we implement an option exchange program.
     Benefits of the Exchange Offer. If completed, we believe an option exchange program will have the following benefits to SMART and its shareholders:
•	creation of immediate retention value through new vesting of replacement stock options;
•	reduction in the number of equity awards available under the Plan;
•	reduction in the potential dilutive effect of outstanding options, or overhang, by reducing the number of shares underlying options; and
•	a substantially cost-neutral approach to providing ongoing motivation and retention value for employees without incurring material incremental stock-based compensation expenses.
Terms of Exchange Offer
     Eligible Options. Options eligible for the exchange offer will be those having an exercise price greater than $4.00. Approximately 3.5 million outstanding options would be eligible for exchange. A more detailed breakdown of the eligible options is set forth in the table below under “Exchange Ratios.”
     Eligible Employees. Our employees who hold eligible options would be eligible to participate in the exchange offer, excluding our NEOs and directors. In addition, we may exclude employees in non-U.S. jurisdictions from the exchange offer if local laws would make their participation infeasible or impractical. To be eligible, an employee must be employed by us or one of our subsidiaries both at the time the exchange offer commences and on the date the surrendered options are cancelled and replacement stock options are granted. Any eligible employee holding eligible options who elects to participate, but whose employment terminates for any reason prior to the grant of the replacement stock options, including voluntary resignation, retirement, involuntary termination, layoff, death or disability, will not be eligible to participate in the exchange offer and will instead retain his or her eligible options subject to their existing terms. As of July 15, 2009, there were approximately 230 eligible employees that held options who would qualify for exchange. Although some of our NEOs and directors also hold options that are significantly underwater, they are not eligible to participate in the exchange offer.
     Exchange Ratios. The number of outstanding stock options that an eligible employee would surrender for cancellation in exchange for the grant of replacement stock options is known as the exchange ratio. The exchange ratio will depend on the exercise price of the employee’s current options (and is subject to change in order to maintain a substantially cost-neutral option exchange program).

Exercise Price of	Total	Weighted Avg.	Weighed Avg.
Original Grant	Options	Exercise Price	Remaining Years	Exchange Ratio
$4.01 — $6.00	369,154	$4.75	6.73	1.15
$6.01 — $7.00	774,600	$6.31	8.76	1.15
$7.01 — $8.00	1,183,199	$7.46	8.22	1.23
$8.01 — $9.00	207,594	$8.57	6.73	1.42
$9.01 — $10.00	773,877	$9.94	7.25	1.45
$10.01 — $15.01	224,137	$12.10	7.70	1.52

	3,532,561	$7.82	7.83	1.32
     Terms and Vesting of Replacement Stock Options. The replacement stock options to be issued under the exchange offer are rights to purchase ordinary shares at a specified exercise price on future dates when those rights have vested following a required period of employment. The options will have a maximum term of 94 months (or approximately 7.83 years) from the new grant date, subject to earlier expiration in connection with termination of employment.
     Stock options issued in the exchange offer will be completely unvested at the time they are granted and will become vested on the basis of the eligible employee’s continued employment with SMART or certain of its subsidiaries. A participant in the exchange offer will generally forfeit any stock options received that remain unvested at the time his or her employment with us terminates for any reason.
     The replacement stock options received in exchange for eligible options will be subject to a new vesting schedule that will require two years of continued service after the exchange to fully vest. This is the case even if the exchanged options were fully vested on the date of the exchange. The replacement stock options will vest over two years in equal monthly installments.
Effect on Shareholders
     We are not able to predict the impact the exchange offer will have on our shareholders because we are unable to predict how many or which eligible employees will exchange their eligible options. Options held by eligible employees with an exercise price greater than $4.00 would be eligible for exchange, which means that approximately 3.5 million options (or 39% of total stock options currently outstanding) would be eligible for exchange.
     Assuming that all of these eligible options are surrendered for cancellation and exchanged for replacement stock options, based on the exchange ratios detailed above in “Exchange Ratios,” we estimate our option overhang (calculated as options outstanding as a percentage of ordinary shares outstanding as of July 15, 2009) would decrease from approximately 14.6% to 13.3%.
     The actual reduction in our overhang that could result from the exchange offer may differ materially and is dependent on a number of factors, including the number of employees who accept the option exchange offer.
Cancellation of Eligible Options Surrendered
     We intend to cancel the shares subject to the options that are surrendered in the exchange offer, net of replacement stock options, on the first business day following the expiration of the offer. Eligible options that are not surrendered will not be affected and will remain exercisable according to their original terms.

Implementation of the Exchange Offer
     We expect to implement the exchange offer as soon as administratively possible following shareholder approval on August 25, 2009, but in any event we will implement the exchange offer no later than 12 months following the date of shareholder approval. Participation in the stock option exchange program will be voluntary, and eligible employees will receive replacement stock options only if they decide to tender their old stock options for exchange.
     Upon the commencement of the exchange offer, eligible employees holding eligible options will receive written materials in the form of an “Offer to Exchange” explaining the precise terms and timing of the exchange offer. Employees will be given at least 20 business days to elect to surrender their eligible options in exchange for replacement stock options. At or before the commencement of the exchange offer, we will file the Offer to Exchange with the SEC as part of a tender offer statement on Schedule TO. The compensation committee of our board of directors will retain the authority, in its discretion, to terminate, amend or postpone the exchange offer at any time prior to expiration of the election period under the exchange offer.
  Potential Modification of Terms to Comply with Government Regulations
     The terms of the exchange offer will be described in an Offer to Exchange that will be filed with the SEC. Although we do not anticipate that the SEC would require us to materially modify the program’s terms, it is possible that we will need to alter the terms of the exchange offer to comply with comments from the SEC. Changes in the terms of the exchange offer may also be required for tax or accounting purposes. In addition, we intend to make the exchange offer available to our employees who are located outside of the U.S., if permitted by local law and if we determine it is feasible and practical to do so. It is possible that we may need to make modifications to the terms offered to employees in countries outside the U.S. to comply with local requirements.
  U.S. Federal Income Tax Consequences
     We believe that the exchange offer will be treated as a non-taxable exchange for U.S. federal income tax purposes. Therefore, we believe that participating U.S. employees should not realize any income for U.S. federal income tax purposes upon the grant of the replacement stock options. These employees will generally be subject to tax (including income and employment tax withholding) upon exercise of the stock options. SMART will generally be eligible for a tax deduction equal to the income recognized by the employee. The tax consequences of the receipt of replacement stock options for participating non-U.S. employees may differ significantly from the U.S. federal income tax consequences described above. Employees are urged to seek the advice of their own tax advisor in connection with the exchange offer.
  Accounting Treatment
     Under Financial Accounting Standards Board’s Statement of Financial Accounting Standard No. 123 (revised 2004), “Share-Based Payment” (“SFAS No. 123R”), to the extent the fair value of each award of replacement stock options granted to employees exceeds the fair value of the stock options surrendered, such excess is considered additional compensation. This excess, in addition to any remaining unrecognized expense for the stock options surrendered in exchange for the replacement stock options, will be recognized by SMART as an expense for compensation. The incremental expense will be recognized ratably over the vesting period of the replacement stock options in accordance with the requirements of SFAS No. 123R. If any of the replacement stock options are forfeited prior to their settlement due to termination of employment, the incremental expense for the forfeited stock options will be reversed and will not be recognized. Although we intend to establish exchange ratios at the launch of the exchange offer such that we do not recognize any additional compensation expense, the total expense will vary according to the number of options tendered for exchange, the fair market value of our ordinary shares on the grant date of the replacement options (which will likely differ from that on the date of launch of the exchange offer), and Black-Scholes assumptions then in effect.

Interests of Named Executive Officers and Directors
     As described above, current NEOs and directors (and NEOs and directors no longer serving our company) will not be eligible to participate in the exchange offer. We intend to make equity awards to current NEOs and directors as part of our compensation review conducted annually and to address potential retention concerns on a case-by-case basis.
Exchange Offer Benefits
     Since participation in the exchange offer is voluntary, the benefits or amounts that will be received by any participant or groups of participants, if the proposal is approved, are not currently determinable. The maximum number of shares underlying options that would be surrendered for exchange would be approximately 3.5 million shares, and the maximum number of shares underlying the replacement stock options that would be granted would be approximately 2.8 million shares, although the actual number that would be granted will depend on the factors described above under “Terms of Exchange Offer.”
RiskMetrics
     We believe we have structured the stock option exchange program in a manner that balances both the interests of our employees and our shareholders. We also designed our program to meet virtually all of the guidelines established by the RiskMetrics Group, including the following:
•	Offering a value-for-value exchange that will return no more value in replacement stock options than those that are tendered;
•	Excluding NEOs and director from participation;
•	Limiting eligible options to those with exercise prices above SMART’s 52-week high;
•	Offering replacement stock options that will not be vested on the date of grant;
•	Establishing a contractual term for replacement stock options that will not be longer than the weighted average remaining term of the surrendered options;
•	Excluding options granted within the last 12 months from being eligible for exchange; and
•	Canceling surrendered options, net of replacement stock options, instead of returning them to the Plan.
Board Recommendation
     OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE OPTION EXCHANGE PROGRAM FOR EMPLOYEES (EXCLUDING NAMED EXECUTIVE OFFICERS AND DIRECTORS).

INCORPORATION BY REFERENCE
     The SEC allows us to “incorporate by reference” information into this proxy statement, which means that we can disclose important information to you by referring you to other documents that we have filed separately with the SEC and are delivering to you with the copy of this proxy statement. The information incorporated by reference is deemed to be part of this proxy statement. This proxy statement incorporates by reference the following documents:
1.	our Annual Report on Form 10-K for the year ended August 29, 2008, filed with the SEC on November 12, 2008;

2.	our Quarterly Report on Form 10-Q for the quarterly period ended November 28, 2008, filed with the SEC on January 6, 2009;

3.	our Quarterly Report on Form 10-Q for the quarterly period ended February 27, 2009, filed with the SEC on April 7, 2009; and

4.	our Quarterly Report on Form 10-Q for the quarterly period ended May 29, 2009, filed with the SEC on July 7, 2009.
     Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, including any amendments to those reports, and other information that we file with or furnish to the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act can also be accessed free of charge by linking directly from our website at http://www.smartmodular.com under the “Investor Relations—SEC Filings” caption to the SEC’s EDGAR Database. These filings will be available as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC.
HOUSEHOLDING
     If you and other residents with the same last name at your mailing address own ordinary shares in street name, your broker or bank may have sent you a notice that your household will receive only one proxy statement for each company in which you hold stock through that broker or bank. This practice of sending only one copy of proxy materials is known as “householding.” If you received a householding communication, your broker will send one copy of this proxy statement to your address unless contrary instructions were given by any shareholder at that address. If you received more than one copy of the proxy materials and you wish to reduce the number of reports you receive in the future and save SMART the cost of printing and mailing these reports, your broker will discontinue the mailing of reports on the accounts you select if you mark the designated box on your proxy card, or follow the instructions provided when you vote over the phone or internet.
     If your household received a single set of proxy materials for the special meeting, but you would prefer to receive your own copy, we will promptly send a copy to you if you address your written request to SMART Modular Technologies (WWH), Inc., 39870 Eureka Drive, Newark, California 94560, or call us at +1 (510) 624-8193.

OTHER MATTERS
     We know of no other matters to be submitted to the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the Company or the Company’s board of directors may recommend.

BY ORDER OF THE BOARD OF DIRECTORS
/s/ Ann T. Nguyen
Ann T. Nguyen
General Counsel and Corporate Secretary

August [ ], 2009

. NNNNNNNNNNNN
Admission Ticket
NNNNNNNNNNNNNNN C123456789 000004 000000000.000000 ext 000000000.000000 ext NNNNNNNNN 000000000.000000 ext 000000000.000000 ext MR A SAMPLE DESIGNATION (IF ANY) 000000000.000000 ext 000000000.000000 ext
ADD 1 ADD 2 ADD 3 ADD 4 2009 Special Meeting of Shareholders ADD 5 SMART Modular Technologies (WWH), Inc. ADD 6 August 25, 2009 10:00 a.m. (PDT) SMART Modular Technologies (WWH), Inc. 39870 Eureka Drive Newark, California 94560 Upon arrival, please present this admission ticket and photo identification at the registration desk. Using a black ink pen, mark your votes with an X as shown in X this example. Please do not write outside the designated areas. Special Meeting Proxy Card 3 PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. 3 + A Proposal — The Board of Directors recommends a vote FOR the following Proposal: For Against Abstain PROPOSAL TO APPROVE THE OPTION EXCHANGE PROGRAM FOR EMPLOYEES (EXCLUDING NAMED EXECUTIVE OFFICERS AND DIRECTORS). In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Special Meeting or any adjournment or postponement thereof.
B Non-Voting Items
Change of Address — Please print new address below. Meeting Attendance
Mark box to the right if you plan to attend the Special Meeting. C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign exactly as the name (or names) appears on the stock certificate (as indicated hereon). If the shares are issued in the names of two or more persons, all such persons should sign the proxy. A proxy executed by a corporation should be signed in its name by its authorized officers. Executors, administrators, trustees and partners should indicate their positions when signing. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. NNNNNNNC 1234567890 J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND 0 1 C V 0 2 2 7 6 9 1 MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND +
<STOCK#> 0133KE

. 2009 Special Meeting Admission Ticket
2009 Special Meeting of Shareholders SMART Modular Technologies (WWH), Inc.
August 25, 2009 10:00 a.m. (PDT)
SMART Modular Technologies (WWH), Inc.
39870 Eureka Drive Newark, California 94560
Upon arrival, please present this admission ticket and photo identification at the registration desk.
SMART MODULAR TECHNOLOGIES (WWH), INC. ATTN: INVESTOR RELATIONS 39870 EUREKA DRIVE NEWARK, CALIFORNIA 94560 VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to SMART Modular Technologies (WWH), Inc., Computershare, PO Box 43126, Providence RI 02940. SHAREHOLDERS ARE URGED TO DATE, MARK, SIGN AND RETURN THIS PROXY IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED WITHIN THE UNITED STATES.
3 PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. 3
Proxy — SMART MODULAR TECHNOLOGIES (WWH), INC. PROXY FOR SPECIAL MEETING OF SHAREHOLDERS AUGUST 25, 2009 The undersigned hereby appoints IAIN MACKENZIE, BARRY ZWARENSTEIN, and ANN T. NGUYEN, or any of them, each with power of substitution, as proxies to represent the undersigned at the Special Meeting of Shareholders of SMART Modular Technologies (WWH), Inc., to be held on August 25, 2009, at 10:00 a.m. (PDT) at its corporate headquarters located at 39870 Eureka Drive, Newark, California 94560, and any adjournment or postponement thereof, and to vote the number of shares the undersigned would be entitled to vote if personally present on the following matters set forth on the reverse side. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. THIS PROXY WILL BE VOTED AS DIRECTED. IN THE ABSENCE OF DIRECTION, THIS PROXY WILL BE VOTED FOR THE APPROVAL OF THE OPTION EXCHANGE PROGRAM FOR EMPLOYEES (EXCLUDING NAMED EXECUTIVE OFFICERS AND DIRECTORS). THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.